EXHIBIT 5.1

December 26, 1995

Cirrus Logic, Inc.
3100 West Warren Avenue
Fremont, CA 94538

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 28, 1995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,800,000, 800,000 and 80,000 shares of your
Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the Amended 1987 Stock Option Plan, the Amended 1989 Employee Stock Purchase Plan and the Amended 1990 Directors' Stock Option Plan, respectively (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans pursuant to the forms of agreement which accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                               Very truly yours,

                               /s/ WILSON, SONSINI, GOODRICH & ROSATI
                               Professional Corporation